FOR IMMEDIATE RELEASE	December 6, 2001

For press and other inquiries contact:

Michael Strage

Chief Administrative Officer

825 Third Avenue, New York, NY 10022

Phone: (212) 688-4770

Fax:    (212) 688-4843

Web Site: www.axonyx.com

AXONYX ANNOUNCES  $6.4 MILLION PRIVATE PLACEMENT OF

COMMON STOCK AND WARRANTS

NEW YORK, December 6, 2001 – Axonyx Inc. (NASDAQ: AXYX)announced today that it has raised gross proceeds of $6.4 million through the sale of its common stock at $3.26 per share to a select group of accredited investors. The investor group  also received two-year warrants to purchase an additional 985,000 shares of the Company’s common stock at an exercise price of $3.91 per share.  At its sole discretion, the Company can call these warrants if Axonyx’s common stock trades at or above $11.73 for 20 consecutive trading days.  Institutional investors participating in this transaction include funds managed by Kilkenny Capital Management, L.L.C. and Symmetry Capital Partners, L.P.  The company will file a registration statement with the SEC for the resale of common stock within 30 days. Punk, Ziegel & Co. acted as the lead placement agent for this transaction.

Axonyx plans to use the net proceeds of this financing transaction to support strategic business objectives that include completing pre-Phase III activities for Phenserine, the Company’s lead product to treat Alzheimer’s Disease.  In addition, resources will be dedicated to supporting licensing initiatives involving the marketing and sales rights to Phenserine, as well as advancing at least one of the Company’s potential memory-enhancing compounds towards IND status.

“This financing, coupled with existing funds on hand, allows us to proceed with further development of Phenserine as well as other products in our cognitive disorders portfolio.  Phenserine demonstrated positive safety and efficacy results in a recent Phase II trial for Alzheimer’s Disease,” said Marvin S. Hausman M.D., President and Chief Executive Officer of Axonyx.

Axonyx Inc. is a U.S.-based biopharmaceutical company engaged in the acquisition and development of proprietary pharmaceutical compounds and new technologies useful in the diagnosis and treatment of Alzheimer's Disease, human cognitive disorders, and prion-based illnesses such as Mad Cow Disease.  The company also has a licensing agreement with Serono S.A. for its prion and amyloid inhibitory peptide technology programs.

This press release may contain forward-looking statements or predictions.  These statements represent our judgment to date, and are subject to risks and uncertainties that could materially affect the Company including those risks and uncertainties described in the documents Axonyx files from time to time with the SEC, specifically Axonyx’s annual report on Form 10-KSB, as amended. Axonyx cannot assure that future clinical trials, if any, with Phenserine will prove successful, that the safety and efficacy profile of Phenserine exhibited in the small Phase II trial will remain the same in much larger Phase III trials, if any, that Axonyx will obtain the necessary financing to commence Phase III Phenserine trials, that the Company’s development work on Phenserine will support an NDA filing, that the FDA will grant marketing approval for Phenserine, that the FDA will approve the protocol for a Phase III trial, that the results of the Phase III trials will allow Phenserine to be approved by the FDA, that if Phenserine is approved by the FDA, it will prove competitive in the market, and that Axonyx will obtain licensing or corporate partnership agreements that will enable acceleration of the development of and optimize marketing opportunities for, Phenserine, or that Axonyx will be able to advance any other potential memory enhancing compound toward IND status. Axonyx undertakes no obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.